Exhibit 99.1

Quantum Announces Closing of Public Offering and Full Exercise of Greenshoe Option

San Jose, CA – February 8, 2021 – Quantum Corporation (Nasdaq: QMCO) (“Quantum”) today announced the closing of its underwritten public offering of 15,109,489 shares of its common stock, which includes the full exercise of the underwriters’ option to purchase 1,970,803 additional shares of common stock, at a public offering price of $6.85 per share. All of the shares in the offering were sold by Quantum. The gross proceeds to Quantum from the offering, before deducting the underwriting discounts and commissions and other offering expenses, were approximately $103.5 million. Quantum intends to use all of the net proceeds of the offering to repay a portion of the indebtedness under its senior secured term loan.

B. Riley Securities, Inc. and Oppenheimer & Co. Inc. are acting as joint book-running managers for the offering. Lake Street Capital Markets, LLC, Craig-Hallum Capital Group LLC and Northland Capital Markets are acting as co-managers for the offering.

The shares of common stock in the public offering were issued by Quantum pursuant to a shelf registration statement (File No. 333-250976) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). The offering was made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. Copies of the final prospectus supplement and accompanying prospectus relating to the offering were filed with the SEC and may be obtained by contacting: B. Riley Securities, Inc., Attention: Prospectus Department, 1300 North 17th Street, Suite 1300, Arlington, Virginia 22209, or by telephone at 703-312-9580 or by email at prospectuses@brileyfin.com or Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, New York 10004, by telephone at 212-667-8055, or by email at EquityProspectus@opco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Quantum

Quantum technology and services help customers capture, create and share digital content – and preserve and protect it for decades. With solutions built for every stage of the data lifecycle, Quantum’s platforms provide the fastest performance for high-resolution video, images, and industrial IoT. That’s why the world’s leading entertainment companies, sports franchises, researchers, government agencies, enterprises, and cloud providers are making the world happier, safer, and smarter on Quantum. Quantum is listed on Nasdaq (QMCO) and was added to the Russell 2000® Index in 2020.

Quantum and the Quantum logo are registered trademarks of Quantum Corporation and its affiliates in the United States and/or other countries.

Investor Relations Contact:

Shelton Group

Leanne K. Sievers, President

P: 949-224-3874

E: sheltonir@sheltongroup.com